Exhibit 99.1

FOR IMMEDIATE RELEASE

Company/Investor Contact:	Media Contact:
Veronica Zsolcsak	Kelly Fitzsimmons
Chief Financial Officer	Aspire Communications
781/685-4016	781/223-5834
veronicaz@healthgate.com	kfitzsimmons@aspirepr.com

HealthGate Data Corp. Reports Third Quarter Results

Burlington, MA – October 16, 2003 – HealthGate Data Corp. (HGAT) a market-leading provider and electronic publisher of healthcare information for health-related organizations, today announced financial results for the third quarter ended September 30, 2003.

Third Quarter Results

Total revenue for the third quarter of 2003 was $1.6 million compared with $1.5 million for the comparable period of 2002.

HealthGate reported a net loss of $0.3 million or a loss per share of $0.07 for the third quarter of 2003 compared to a net loss of $1.1 million or a per share loss of $0.18 for the third quarter of 2002.

Total revenue for the nine months ended September 30, 2003 was $4.5 million compared with $4.6 million for the comparable period of 2002.

HealthGate’s total costs and expenses decreased $1.7 million for the nine months ended September 30, 2003 to $6.6 million. The reductions in expenses were primarily the result of productivity gains and increased use of technology to handle daily business transactions.

HealthGate reported a net loss of $1.0 million or a loss per share of $0.20 for the nine months ended September 30, 2003 compared to a net loss of $3.5 million or a per share loss of $0.58 for the first nine months of 2002.  In February of 2003, HealthGate entered into a settlement agreement that established commissions due under a development and distribution agreement related to fiscal 1999 through 2002.  The settlement amount was approximately $0.8 million less than HealthGate had previously accrued.  This amount is included in other income in the nine months ended September 30, 2003.

Cash and marketable securities at September 30, 2003 was $3.5 million compared to $3.3 million at June 30, 2003.

About HealthGate

HealthGate Data Corp. (HGAT) is a market-leading provider and electronic publisher of healthcare information.  HealthGate offers customers the most comprehensive content repository of healthcare information, unrivaled in it breadth and depth of content.  HealthGate’s authoritative content is accredited by the American Accreditation HealthCare Commission (URAC) and is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education.  The company’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

Since 1999, HealthGate has become an integral part of operations in more than 700 healthcare institutions in the United States.  Some of the most respected healthcare institutions in the world, including Brigham and Women’s Hospital, Swedish Medical Center, and HCA now utilize the data provided by HealthGate.  The company’s content repository is supported by a flexible, multidimensional technology infrastructure designed to enable HealthGate to rapidly develop products and services for customers, as well as additional markets such as pharmaceutical companies and payors (insurance companies, governments, and self-insured organizations).  More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements.  These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its content products and services and develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission.  HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.

Condensed Statement of Operations

(in thousands, except per share data)

	Three months ended September 30, 2003	Three months ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002

Revenue	$1,595	$1,508	$4,521	$4,654

Costs and expenses:
Cost of revenue	516	760	1,956	1,973
Research and development	403	566	1,381	1,871
Sales and marketing	341	302	852	1,201
General and administrative	665	996	2,283	3,211
Lease exit costs	(29)	—	77	—
Total costs and expenses	1,896	2,624	6,549	8,256

Loss from operations	(301)	(1,116)	(2,028)	(3,602)

Interest and other income (expense), net	10	17	982	141

Net loss	$(291)	$(1,099)	$(1,046)	$(3,461)

Basic and diluted net loss per share	$(0.07)	$(0.18)	$(0.20)	$(0.58)

Shares used in computing basic and diluted net loss per share	4,262	6,015	5,106	6,015

HealthGate Data Corp.

Condensed Balance Sheet

(in thousands)

	September 30, 2003	December 31, 2002

Assets
Current assets:
Cash, cash equivalents and marketable securities	$3,536	$4,449
Accounts receivable, net of allowance for doubtful accounts	279	128
Prepaid expenses and other current assets	234	378
Total current assets	4,049	4,955

Fixed assets, net	318	1,355
Other assets	542	582
Total assets	$4,909	$6,892

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$—	$6
Accounts payable	290	798
Accrued expenses	1,631	1,899
Deferred revenue	2,507	2,166
Total current liabilities	4,428	4,869

Long-term portion of capital lease obligation	—	—
Other long-term liabilities	450	807
Total liabilities	4,878	5,676

Stockholders’ equity:
Common stock	128	180
Additional paid-in capital	99,115	99,202
Accumulated deficit	(99,212)	(98,166)
Deferred compensation	—	—
Total common stock and other stockholders’ equity	31	1,216

Total liabilities and stockholders’ equity	$4,909	$6,892